EXHIBIT 99.2

FOR IMMEDIATE RELEASE

GENERAL MARITIME ANNOUNCES AGREEMENT WITH
OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND OTHER CREDITORS

Company Files Modified Plan of Reorganization

Modified Plan Has Full Support of Bank Lenders, Oaktree and Creditors’ Committee

NEW YORK – March 27, 2012 – General Maritime Corporation (the “Company”) (OTC BB: GMRRQ) today announced it reached an agreement on a modified plan of reorganization (the “Modified Plan”) with the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), funds managed by Oaktree Capital Management, L.P. and their investment entities (the “Oaktree Funds”) and holders of more than 40% of the Company’s Senior Notes.  The Modified Plan is also supported by 66-2/3% of the Company’s key senior lenders, including its bank group, led by Nordea Bank Finland plc, New York Branch as administrative agent. The Modified Plan will allow for a consensual reorganization of the Company, substantially deleverage the Company’s balance sheet, provide a greater recovery to unsecured creditors, and position the Company to be a financially stronger, competitive global enterprise.

Jeffrey D. Pribor, General Maritime’s Chief Financial Officer, said, “This is an important step to completing the restructuring process.  The Modified Plan, which is supported by our bank lenders, the Oaktree Funds and the Creditors’ Committee, provides for enhanced recoveries for unsecured creditors and is designed to clear a path to confirmation. Through this restructuring we are strengthening our balance sheet and improving our financial flexibility.  We have made substantial progress, and we intend to continue working with our stakeholders to position General Maritime for long-term growth as a leading provider of international seaborne energy transportation services.”

Under the Modified Plan, the Company will no longer be implementing the previously announced rights offering.  Instead, each class of claims or interests against the Company will receive the same or better treatment than under the original plan of reorganization.  Holders  of allowed unsecured claims against the Company and its debtor subsidiaries that guarantee the Company’s obligations under its secured facilities will share in $6 million in cash, warrants to purchase 3% of the equity in the reorganized company and 2% of the reorganized equity, increasing their estimated recovery from 0.75-1.88% under the original plan of reorganization to approximately 5.41% under the Modified Plan.  In addition, the Modified Plan resolves all disputes between the Company, the prepetition senior lenders, the Oaktree Funds, certain large unsecured bondholders and the Creditors’ Committee with respect to the original plan, thereby avoiding the expense and delay caused by a contested confirmation process.

The Modified Plan continues to provide for an infusion of $175 million in new capital from the Oaktree Funds.

To facilitate the implementation of the agreed-upon restructuring, the Company, the Oaktree Funds, the Creditors’ Committee, and holders of over 40% of the Senior Notes entered into a plan support agreement.  The Bankruptcy Court agreed to hear a motion to approve the plan support agreement and modifications to the plan on April 2nd at 10:00 a.m. ET.

Following the completion of the restructuring process, General Maritime will reduce its funded indebtedness by approximately $600 million and continue to provide international seaborne energy transportation services.

The Modified Plan is subject to confirmation by the Bankruptcy Court.  The Company has extended the voting deadline on the Modified Plan to April 25, 2012 from April 10, 2012 and has scheduled a hearing on May 3, 2012 to seek confirmation of the Modified Plan.  This release is not intended as a solicitation for a vote on the Modified Plan.

Additional information about General Maritime’s financial restructuring is available via the Company’s Restructuring Information Hotline at (888) 435-3302 in North America or at (614) 553-1243 internationally.  General Maritime’s U.S. Claims Agent also maintains a website containing Bankruptcy Court documents and other updates at www.GMRRestructuring.com.

Kramer Levin Naftalis & Frankel LLP is serving as the Company’s legal advisor, and Moelis & Company is serving as the Company’s financial advisor.

This release is not an offering of any securities to be offered pursuant to the Modified Plan.  Such securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States unless registered under the Securities Act or pursuant to an applicable exemption therefrom.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company operating principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe, and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 30 tankers – seven VLCC, eight Aframax, twelve Suezmax, two Panamax, and one product tanker – with a total carrying capacity of approximately 5.2 million dwt.  The Company also has three product tankers that are chartered-in with options to purchase the vessels.  The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management's current expectations and observations.  Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following: the satisfaction of the conditions to the consummation of the Modified Plan, as described in the Modified Plan and the Disclosure Statement; the occurrence of any event, change or other circumstance that could give rise to the termination of the restructuring support agreement or the plan support agreement, pursuant to which various stakeholders have agreed to support the Modified Plan, or the equity purchase agreement, pursuant to which Oaktree-managed funds have agreed to put new capital into the Company; objections that may be raised with respect to the Modified Plan and the treatment of those objections in the Chapter 11 cases; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business as contemplated by the Modified Plan, including the extent to which the Company's operating results may continue to be affected by weakness in market conditions and charter rates; the effects of the Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general; the length of time the Company will operate under the Chapter 11 cases; the pursuit by the Company’s various creditors, equity holders and other constituents of their interests in the Chapter 11 cases in general; other potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations in general, including the Company’s ability to operate pursuant to the terms of the debtor-in-possession facility and increased administrative and restructuring costs related to the Chapter 11 cases; the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers and service providers and to retain key executives, managers and employees during the pendency of the Chapter 11 cases; the Company’s ability to obtain sufficient and acceptable “exit” financing; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts

Jeffrey D. Pribor Chief Financial Officer General Maritime Corporation (212) 763-5600	Andy Brimmer / Andrew Siegel / Aaron Palash Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449